EXHIBIT 99.1

brooqLy Announces

Partnership in Turkey with REM People

Palos Hills, Illinois, March 29, 2023: brooqLy, Inc, a technology company, today announced a partnership, for the Turkish Market, with REM People, a new Generation, Retail Analytics Company with coverage in over 50 markets.

This partnership will potentially allow brooqLy to establish a strong presence in the Turkish market and expand its reach in the region. The Foreign Representation Agreement signed comes into effect at the end of Q2, 2023.

"Entering new markets is a key strategic objective of ours and thus we are honored to partner with REM People, a dominant provider of retail technologies in the Turkish market with a respectable list of Consumer Packaged Goods clients. This partnership in Turkey will enhance our presence in the region which also includes Greece and Romania says Mr. Panos Lazaretos, CEO of brooqLy.

Mr. Bulent Peker, CEO of REM People commented “The partnership with brooqLy is part of our on-going strategy to provide increasing value to our clients especially in the Food & Beverage sector and in On-Trade channels. Besides offering unique experiences to its users, with a revolutionary, new-age social networking model, the brooqLy platform will also provide detailed insights and analytics of Consumer Behavior from the Ho-Re-Ca channel. We’re very excited to be a part and a partner of brooqLy’s growth journey.”

About brooqLy: brooqLy is a technology company that has developed an innovative platform for consumers, brands, and Ho-Re-Ca shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating Ho-Re-Ca shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users, in addition to the treating mechanism.

About REM People: REM People is a next-generation retail analytics company that provides AI-powered, omnichannel, retail execution management solutions. The most important feature that distinguishes REM People from its competitors is that it offers integrated solutions that enable consumer packaged goods companies and retailers to monitor their performance in all the channels in which they operate. REM People helps its customers to track their 'product journey' by monitoring their retail execution and merchandising operations and their retail execution performance in offline, online, and printed channels. In addition to 3 SaaS software developed in the field of Retail Execution Management, it also offers 'Artificial Intelligence-Based Advanced Analytics' and 'End-to-End Research/Measurement/Analysis Services' based on demand.